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Exhibit 10.47

                          FORM OF MANAGEMENT AGREEMENT

               THIS AGREEMENT ("Agreement") is made effective as of the 31st day
of March, 2002, between [         ], a Delaware corporation (the "Management
Firm") and Balanced Care Realty (OFC), Inc., a Delaware corporation (the
"Owner").

                               W I T N E S S E T H

               WHEREAS, the Owner is or will be the owner of a residential care
facility with [         ] licensed beds located in [         ], having an
address of [ ] (the "Facility"); and

               WHEREAS, Owner is or will be the sole operator of the Facility located on the Property; and

               WHEREAS, the Management Firm is experienced in operating such facilities and is willing to be the exclusive manager and operator of the Facility on behalf of the Owner, as an independent contractor pursuant to the terms and conditions set forth herein; and

               WHEREAS, Management Firm has or will have a license from the State of Ohio to operate the Facility; and

               WHEREAS, Owner, wishes to engage Management Firm as the sole and exclusive operator and manager of the Facility; and

                  WHEREAS, during the term of this Agreement, the Management Firm shall be the exclusive manager and operator of the Facility on behalf of and in the name of the Owner.

               NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Scope of Work. Owner hereby appoints Management Firm as the exclusive operator and manager of the Facility during the term of this Agreement. The Management Firm shall have full responsibility and authority in the name and on behalf of Owner to operate and manage the Facility and hereby covenants and agrees to take all actions necessary or desirable to operate and manage the Facility and to fulfill its duties hereunder,

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including to: (i) operate and maintain the Facility on behalf of the Owner as a comprehensive residential care facility providing personal care services; (ii) collect all room and board revenue, as well as other revenue, and timely pay all debts and other obligations relating to the Facility, including operating expenses, fixed expenses and taxes; (iii) ensure the Facility complies with applicable Federal, state and local laws and regulations; (iv) provide all necessary services to ensure that the Facility provides quality care to its residents; (v) recruit, hire and train personnel as needed for the operation of all departments and services of the Facility; (vi) maintain such bank accounts as may be necessary or desirable for the operation of the Facility (the "Operating Accounts"); (vii) establish salary levels, performance standards, personnel policies and employee benefits for the Owner's employees; (viii) apply for, obtain and maintain a license from the Ohio Department of Health to operate the Facility as a residential care facility and take all reasonable actions to ensure that no license , permit, right, franchise or privilege in connection with the Facility is allowed to lapse or to be revoked so long as the same shall be necessary for the operation of the Facility; (ix) comply with all terms of the Loan Documents (as defined in that certain Term Loan Agreement dated as of March 31, 2002, executed among Balanced Care Corporation, Owner, Management Firm and the other parties named therein, the "Loan Agreement")), and (x) to take all other actions necessary or desirable to operate and manage the Facility in accordance with prudent practice and industry standards.

               Without limiting the generality of the foregoing, Management Firm shall, as part of its management duties hereunder and on behalf of (and at the sole cost of) Owner, perform each and every obligation of Owner under the Loan Agreement and the other Loan Documents through out the term hereof, including all representations and warranties of Owner contained therein, to the extent applicable. Additionally, the Management Firm shall collect all revenues of any kind or nature from the Facility, and so long as any amounts are owing to Ocwen (as defined in the Loan Agreement) under the Loan Agreement and the other Loan Documents, make payments of principal and interest and other sums due and owing to Ocwen under the Loan Agreement from revenues of Facility or as otherwise provided in the Loan Documents.

             In performing its duties, the Management Firm (through its in-house corporate staff or independent contractors) shall perform the following with respect to the Facility, as well as

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any other matters reasonably related thereto commencing upon the date of this
Agreement:

             (a)   Management Information Systems (MIS)

                   Support centralized Facility information systems that provide management for the following areas:

                         --    Accounts Receivable
                         --    Accounts Payable
                         --    Coordination of Payroll with Third Party Vendor
                         --    Financial Reporting
                         --    Marketing
                         --    General Ledger

             The Management Firm shall be responsible for billing and collection of accounts receivable generated in connection with the Facility.

             (b)   Legal Counsel

                   (i) Prepare or coordinate with outside legal counsel for
             preparation of documents for operation of the Facility, including resident agreements, supplier/vendor contracts, service contracts, equipment leases and other ancillary contracts; (ii) prepare or coordinate licensure and other regulatory applications; (iii) coordinate all litigation involving the Facility with local counsel or the insurance companies; (iv) coordinate with local counsel on local law issues affecting the Facility; (v) process working capital requests, and apply for, negotiate and obtain letters of credit or other credit enhancements from lending institutions; and
             (vi) provide legal counsel or coordinate with local counsel to provide counsel to the Facility's Human Resources Department.

             Without limiting the generality of Section 2 and Section 10 below, the parties acknowledge that all outside counsel expenses under the foregoing paragraph shall be an expense of the Owner.

             (c)   Accounting/Tax



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                   (i) Provide an accountant to supervise all accounting
             activities; (ii) implement accounting policies and guidelines;
             (iii) provide a centralized cash management system; (iv) subject to the terms and conditions of the Loan Agreement and other Loan Documents, deposit in Operating Accounts all funds received from the operations of the Facility and satisfy obligations of the Facility from such Operating Accounts; (v) subject to the terms and conditions of the Loan Agreement and other Loan Documents, negotiate and administer working capital lines of credit available to the Facility; (vi) supervise the Facility's internal control structure; (vii) provide payroll, income and real estate tax support as follows: prepare or supervise preparation of all tax returns, assist the Facility in the event of a tax audit, assist the Facility with technical issues relating to payroll, excise and other taxes, and monitor pending and final Federal, State and local tax law changes; (viii) maintain the Facility's accounting and tax records; (ix) provide operations expertise through site visits and strategies to maximize fiscal performance; and (x) develop and implement a budget for operations, capital outlay and cash requirements. All checks or other documents for withdrawal of funds shall be signed by the appropriate officer of the Management Firm or its designee. Deposits may be made by the appropriate officer of the Management Firm or its designee.

             (d)   Human Resources

                   (i) Implement all personnel policies and guidelines; (ii)
             recruit management personnel of the Facility, including the community director of the Facility, which recruitment and the salaries related thereto shall be an expense of the Owner; (iii) provide on-going training for the Facility's Human Resources Director; (iv) negotiate and administer all employee benefit plans including, without limitation, health insurance, dental insurance, life insurance, long-term disability


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             insurance, and retirement/401K; (v) negotiate and administer general and professional liability, workers' compensation, property, and vehicular insurance plans; (vi) monitor the Facility's compliance with Federal, State and local employment laws; (vii) respond to all government compliance agencies and legal proceedings as necessary; (viii) implement and monitor safety/loss control programs; (ix) develop and implement career planning and manpower development strategies; (x) recruit, employ and train personnel as needed for the operation of all departments and services of the Facility; and (xi) establish and enforce salary levels, performance standards, personnel policies and employee benefits for all employees within applicable budgetary and regulatory limits. Owner acknowledges and agrees that all personnel employed at the Facility, including without limitation the community director and the marketing director, shall be deemed the employees of the Management Firm, but shall be paid salaries and wages (including employment taxes and the like) by Owner as part of the expenses of the Facility.

             (e)   Program Development

                   (i) Provide ongoing program development and management
             consultation; (ii) supply select program manuals for local modification and implementation; and (iii) provide program development/management training.

             (f)   Quality Management

                   (i) Provide model quality management systems and implement such including risk management, resident/family satisfaction, licensing and accreditation, and program evaluation; and (ii) provide ongoing monitoring of the Facility resident outcomes, compare with regional and national norms, and make program modifications.

             (g)   Marketing/Communication

                   (i) Hire, direct and supervise marketing


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             department staff; (ii) train staff (program managers,
             rehabilitation liaisons, marketing representatives, etc.) in marketing skills; (iii) organize strong sales efforts within the target area, develop program mix strategies, and develop marketing plans for the Facility; (iv) establish an intake/admission system and continuously review the admission process; (v) develop image building advertising strategies for the Facility; and (vi) develop and produce Facility selected promotional literature.

             (h)   Contracting

                   Negotiate and execute contracts and agreements related to the
             Facility with third parties and parties affiliated with the Management Firm; provided that all contracts and agreements with parties affiliated with the Management Firm shall be on terms no less favorable than terms for comparable contracts and agreements with unaffiliated parties.

             (i)   Miscellaneous

                   (1) Obtain and maintain in accordance with all applicable Ohio laws and regulations all licenses, approvals and certifications required for operation of the Facility and use reasonable efforts to procure eligibility for participation in other applicable referral or payor programs. Comply with all notification and reporting requirements imposed under Ohio laws and regulations in connection with the operation of the Facility.

                   (2) Purchase supplies, using procurement practices in accordance with industry standards, and lease equipment under national and regional agreements or purchase contracts of the Management Firm or its affiliated companies and provide to the Owner all benefits resulting therefrom to the extent permitted by their terms and by law. All such supplies so purchased shall


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                         become property of the Owner. Once leases are
                         completed, equipment shall become property of the Owner.

                   (3) Review and analyze the performance of ancillary services under contract and negotiate contractual arrangements therefore.

                   (4) Maintain books and records for the Facility at the Management Firm's address herein for the purpose of providing services under this Agreement. The Management Firm shall make available to the Owner and any lender of the Facility, and their respective agents, accountants, and attorneys during normal business hours all books and records pertaining to the Facility, and the Management Firm shall promptly respond to any questions of the Owner or any such lender with respect to such books and records and shall confer with the Owner and any such lender at all reasonable times, upon request, concerning the operation of the Facility.

                   (5) Order, supervise and conduct a program of regular maintenance and repair of the Facility at the Owner's cost and expense. So long as the Loan Agreement is in full force and effect, such maintenance and repair program shall comply with the requirements of the Loan Agreement related thereto.

                   (6) Supervise and provide for the operation of food service facilities for the Facility.

                   (7) Make periodic evaluations of the performance of all departments of the Facility and investigate and report, upon request, any inconsistency between expenditures and budget.

                   (8)   Implement all policies and procedures
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                         reasonably necessary for the operation of the Facility
                         consistent with applicable regulations.

                   (9) Foster a working relationship between Management Firm and any authorized volunteer or auxiliary groups interested in providing support to the Facility and residents of the Facility.

2. Additional Services. It is the intention of the parties that the Management Firm be responsible for providing all service necessary or desirable for the efficient and orderly management and operations of the Facility; provided, the cost and expense of operating the Facility is to be paid by Owner. The Management Firm shall actively utilize staff specialists in its employ or that of its affiliates in such areas as accounting, budgeting, marketing, reimbursement, dietary, housekeeping, clinical, pharmaceutical, purchasing and third party payments in the management of the Facility when considered desirable by the Management Firm. The expense of such personnel shall be the responsibility of Owner.

3. Financial Statement. The Management Firm shall prepare and deliver to the Owner an un-audited balance sheet within forty-five (45) days after the close of each fiscal quarter of the Owner. The Management Firm shall also cause an un-audited annual statement to be made of the financial records of the Facility and a copy of such report shall be provided to the Owner as soon as it is available after the end of the fiscal year. The cost of the reports shall be an expense of the Facility and shall be paid for by the Owner. The fiscal year for the Facility shall coincide with the Owner's fiscal year. All financial statements are to be prepared in accordance with GAAP. Notwithstanding anything to the contrary contained herein, the Management Firm shall provide financial reporting to Ocwen at such times and in such form as may be required from time to time by Ocwen under the Loan Agreement.

4. Property Interests/Confidentiality. (a) The technical systems, methods, policies, procedures and controls, copyrights, "know-how" and all other intellectual property rights related thereto employed by the Management Firm (the "Intangible Rights") are to remain the property of the Management Firm and are not, at any time, to be utilized, distributed, copied or otherwise


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employed or acquired by the Owner except as authorized herein, in writing by the
Management Firm, or except as may be required by law or court order.

             (b) Owner understands and acknowledges that Management Firm has devoted substantial time, energy and expense to developing a process and procedure to manage and operate facilities such as the Facility, and that such processes, procedures, Intangible Rights and the information and materials compiled or prepared in connection therewith, including without limitation marketing plans, business plans, pricing information, information on competition, demographics, suppliers and providers of services and financing arrangements (collectively "Confidential Information") are proprietary to Management Firm and the confidential information of the Management Firm. Owner shall not disclose to any party any Confidential Information, without the prior written consent of Management Firm, except as may be required by law or court order.

             (c) Notwithstanding the foregoing, Intangible Rights and Confidential Information shall in no event include materials, lists, books, records, pamphlets, rental agreements, supplier lists, prescription lists and schedules, employee information, dietary instructions for residents and other similar items that are integral to the operation of the Facility.

             (d) The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

5. Term of Agreement. The term of this Agreement shall commence upon the date hereof, and continue for a period of five (5) years thereafter. This Agreement shall be automatically renewed for additional consecutive one (1) year terms unless either party gives the other party notice of its intent not to renew, which notice must be given at least ninety (90) days prior to the expiration of the then current term.

6. Termination. (a) Subject to the provisions of the Loan Documents, the Owner may terminate this Agreement (i) in the case of fraud of the Management Firm, immediately and (ii) in all other cases, upon written notice if the Management Firm defaults in the performance of any material covenant, agreement, term or provision of this Agreement to be performed by it and such default continues for a period of forty-five (45) days after written notice to the Management Firm from the Owner stating the


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specific default or, if such default is not subject to cure within forty-five
(45) days, such longer period as may be required to effect a cure, provided Management Firm initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure.

             (b) Subject to the provisions of the Loan Documents, the Management Firm may terminate this Agreement upon written notice in the event any one or more of the following events shall occur:

                   (1) If the Owner shall fail to timely pay to the Management Firm any Management Fee required to be paid in accordance with Paragraph 9 hereof and such failure continues for ten (10) days after Owner's receipt of written notice from Management Firm of such nonpayment; or

                   (2) If the Owner defaults in the performance of any other material covenant, agreement, term or provision of this Agreement to be performed by the Owner and such default continues for a period of forty-five (45) days after written notice to the Owner from the Management Firm stating the specific default or, if such default is not subject to cure within forty-five (45) days, such longer period as may be required to effect a cure, provided the defaulting party initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure; or

                   (3) If the Facility or a material portion thereof is damaged or destroyed by fire or other casualty and the Owner fails to commence to repair, restore, rebuild or replace any such damage or destruction within ninety
                         (90) days of the occurrence of such damage or destruction, and thereafter to complete such work within a reasonable period of time.

             In the event of termination of this Agreement by either party pursuant to Section 6(a) or 6(b) above, the Management Firm


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shall have the right to enter the Facility and remove all of its personal property and Intangible Rights material.

             (c) Upon termination of this Agreement for any reason, Management Firm shall as soon as practical, but in any event within 60 days after such termination, deliver to Owner (or, if directed in writing by Ocwen, to Ocwen and Owner) all records, books, accounts, contracts, leases, receipts for deposits, unpaid bills and other papers or documents pertaining to the Facility not constituting Intangible Rights or Confidential Information. In addition, Management Firm shall deliver (i) to Owner and Ocwen, a final accounting, reflecting the balance of income and expenses on the Facility as of the date of termination, (b) to Ocwen, any balance or moneys of Owner or resident security deposits, or both, held by the Management Firm with respect to the Facility, to be delivered immediately, less amounts properly due Management Firm and (iii) to Ocwen (with a copy to Owner) all records, contracts, leases, receipts for deposits, unpaid bills and other papers and documents which pertain to the Facility. Further, the Management Firm shall cooperate in all reasonable ways with Ocwen in the event of a termination of this Agreement during the Loan Agreement term so as to facilitate a smooth and efficient transfer of control of the Facility.

7. Liability and Indemnification/Force Majuere. (a)By the Management Firm. The Management Firm shall indemnify, defend, save and hold harmless the Owner and any lender of the Facility, and their respective shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Owner or any such lender, their respective shareholders, officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach of any covenant, agreement, representation or warranty of the Management Firm or (ii) the negligent or willful acts or omissions of Management Firm, its employees or agents. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

             (b) By the Owner. The Owner shall indemnify, defend, save and hold harmless the Management Firm, its shareholders, officers, directors, employees, or agents from and against all


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demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Management Firm, its officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach of any covenant, agreement, representation or warranty of the Owner or (ii) the negligent or willful acts or omissions of Owner, its employees or agents. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

             Nothing contained herein shall preclude either party from asserting any claims or suits against the other party that may arise out of the terms and provisions of this Agreement.

             (c) The Management Firm shall not be deemed to be in violation of this Agreement, and its performance shall be excused, if it is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including shortages in labor or supplies, war, acts of God, failure of the Owner to advance funds, or changes in any law of Federal, State or local government, or any agency thereof.

8. Relationship Between Parties. The relationship of the Management Firm to the Owner shall be that of independent contractor.

9. Management Fee. The Management Firm for the services rendered hereunder shall be entitled to six percent (6%) of gross revenues of the Facility as its sole compensation for management of the Facility (the "Management Fee"). The Management Fee shall be paid monthly, and shall be based on the financial operations of the Facility as of the end of each calendar monthly. To the extent that the year-end audited financial statements for the Facility disclose that the Management Fee actually received during the year than ended was greater or less than what should have been received, Owner shall (in case of underpayment) pay upon demand the shortfall and (in the case of overpayment) shall be credited against the Management Fee due in the next succeeding quarter such overpayment. Further, notwithstanding anything to the contrary contained herein, the payment of the Management Fee and all other compensation to the Management Firm shall be subject in all events to the Loan Documents.

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10. Funding of Costs and Expenses by the Owner. The Owner, and not the
Management Firm, shall be responsible for the costs and expenses of all operations of the Facility. The Owner shall at all times provide sufficient working capital for operation of the Facility and shall deposit such capital from time to time into the Operating Accounts of the Facility in advance of the time required to be disbursed by the Management Firm.

11. No Approval by the Owner. The Management Firm shall operate the Facility and the Owner act as a passive investor with respect thereto. The Management Firm shall, not less frequently than annually, adopt a plan of operation for the Facility which shall set forth proposed staffing, budgets, program and related matters; such shall not, however, be subject to approval of the Owner or its designee. The Owner shall not participate in the day-to-day operation of the Facility.

12. Other Facilities. Owner understands and acknowledges that Management Firm is in the business of operating facilities such as the Facility, and that Management Firm intends to continue to manage and operate such other facilities, which may or may not be in competition with the Facility. Nothing contained herein shall be deemed to be construed as a restriction on the Management Firm's right to so operate and manage such other existing facilities or facilities that may be opened in the future, even if such facilities are in competition with the Facility.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, Federal Express or other recognized overnight courier or sent by registered or certified U.S. mail, return receipt requested or sent by facsimile or telecopy transmission (in which event such facsimile or telecopy shall be confirmed and followed within one business day with delivery by one of the alternate methods set forth herein) and addressed:

                           (i)      If to the Management Firm, at:

                                    [                            ]
                                    1215 Manor Drive
                                    Mechanicsburg, Pennsylvania 17055
                                    Attention: Legal Department

                           (ii)     If to the Owner, at:

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                                    BALANCED CARE REALTY (OFC), INC.
                                    1215 Manor Drive
                                    Mechanicsburg, Pennsylvania 17055
                                    Attention: Legal Department

or to such other address or facsimile number as a party may designate by notice to the other parties hereto.

14.    [Intentionally Deleted].

15. Compliance with Federal Records Requirements. To the extent required under applicable Law, the Management Firm shall, (and if Management Firm carries out any of the duties under this Agreement through a subcontract with a related organization and such subcontract has a value or cost of $10,000 or more during any 12-month period, Management Firm shall cause such subcontract to contain a clause to the effect that the subcontractor shall), until the expiration of four
(4) years after the furnishing of services hereunder, make available upon written request by the Secretary of Health and Human Service or the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and the books, documents and records of the Management Firm (or such subcontractor) that are necessary to verify the nature and extent of the costs furnished under this Agreement.

16. Successors and Assigns. Except as otherwise expressly provided in the Loan Documents, Owner may not assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Management Firm, which consent may be withheld in the sole discretion of the Management Firm. Management Firm may not assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Owner; provided, however, (subject to the Loan Documents) Management Firm may assign its rights and obligations hereunder without consent to (i) any affiliate and (ii) to Ocwen.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.


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             IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have affixed their names by their proper officers or duly authorized representatives the day and year first above written.

MANAGEMENT FIRM:                    [                            ]




                                            By:/s/Robin L. Barber
                                            Name:  Robin L. Barber
                                            Title: Vice President and Secretary

OWNER:                                      BALANCED CARE REALTY (OFC), INC.




                                            By:/s/Robin L. Barber
                                            Name:  Robin L. Barber
                                            Title: Vice President and Secretary

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